Exhibit 10.2

loan AGREEMENT

This Loan Agreement (this “Agreement”) dated as of July 21, 2020, is between GKDML, LLC (the "Lender") and Energy 11, L.P. and Energy 11 Operating Company, LLC (collectively, the “Borrower”).

1.	definitions

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

1.2     “Event of Default” has the meaning assigned to such term in Section 8.

1.3     “LIBOR Daily Floating Rate” has the meaning assigned to such term under the GKDML Credit Agreement.

1.4     “GKDML Loan Documents” means the GKDML Credit Agreement and the documents executed in connection therewith.

1.5     “GKDML Credit Agreement” means that certain loan document dated as of the date hereof in the principal amount of Fifteen Million Dollars ($15,000,000.00) by and between the Lender and Bank of America, N.A., as the same may be amended from time to time.

1.6     “Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loan or on other indebtedness under laws applicable to the Lender.

1.7     “Permitted Liens” means all liens permitted under the Simmons Loan Documents.

1.8     “Simmons Credit Agreement” means that certain First Amended and Restated Revolver Loan Agreement dated as of September 30, 2019 between and among the Borrower, Energy 11 Operating Company, LLC, Simmons Bank as administrative agent and letter of credit issuer and the lenders signatory thereto from time to time. As the same may be amended from time to time.

1.9     “Simmons Loan Documents” has the meaning assigned to the term “Loan Documents” under the Simmons Credit Agreement.

2.	variable rate term loan amount and terms

2.1	Loan Amount.

The Lender agrees to provide a term loan to the Borrower in the amount of Fifteen Million Dollars ($15,000,000.00) (the "Loan").

2.2	Availability Period.

The Loan is available in one disbursement from the Lender on the date of this Agreement.

2.3	Repayment Terms.

(a)	The Borrower will pay interest on August 1, 2020, and then on the same day of each month thereafter until payment in full of all principal outstanding under this facility.

(b)	The Borrower will repay in full all principal, interest or other charges outstanding under this Agreement no later than July 21, 2021.

(c)	The Borrower may prepay the Loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

2.4	Interest Rate. The interest rate is a rate per year equal to the LIBOR Daily Floating Rate plus 2.00 percentage points.

3.	loan administration and fees

3.1	Fees.

The Borrower will pay to the Lender the fees set forth on Schedule A.

3.2	Collection of Payments; Payments Generally.

(a)

Regularly scheduled interest and principal payments will be made by wire transfer to the Lender’s account designated in writing to the Borrower from time to time at least five Banking Days prior to the due date of such payment.

(b)

Each disbursement by the Lender and each payment by the Borrower will be evidenced by records kept by the Lender which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Lender.

(c)	All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

3.3	Borrower’s Instructions.

Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Lender may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower by any one of the individuals the Lender reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Lender may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Lender with respect to separate products or services offered by the Lender.

3.4	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the bank’s lending office under the GKDML Credit Agreement is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.

3.5	Additional Costs.

The Borrower will pay the Lender, on demand, for the Lender's costs or losses arising from any Change in Law which are allocated to this Agreement, the GKDML Loan Documents or any credit outstanding under them (all to the extent actually paid by the Lender).  The allocation will be made as determined by the Lender, using any reasonable method.  The costs include, without limitation, the following:

(a)	any reserve or deposit requirements required by the Lender under the GKDML Credit Agreement; and

(b)	any capital requirements required by the Lender under the GKDML Credit Agreement.

“Change in Law” has the meaning assigned to such term under the GKDML Credit Agreement.

3.6	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

3.7	Default Rate.

Upon the occurrence of any Event of Default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Lender bear interest at a rate which is the lesser of (a) 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement and (b) the Highest Lawful Rate. This may result in compounding of interest. This will not constitute a waiver of any Event of Default.

4.	conditions

Before the Lender is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Lender, including any items specifically listed below.

4.1	Authorizations.

Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

4.2	Governing Documents.

If required by the Lender, a copy of the Borrower's organizational documents.

4.3	[Reserved]

4.4	[Reserved]

4.5	[Reserved]

4.6	Payment of Fees.

Payment of all fees, expenses and other amounts due and owing to the Lender. If any fee is not paid in cash, the Lender may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the Loan proceeds.

4.7	Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

4.8	[Reserved]

5.	representations and warranties

When the Borrower signs this Agreement, the Borrower makes the following representations and warranties:

5.1	Formation.

The Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized.

5.2	Authorization.

This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

5.3	[Reserved]

5.4	Good Standing.

In each state or other jurisdiction in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name (e.g. trade name or d/b/a) statutes.

5.5	Government Sanctions.

(a)

The Borrower represents that no subsidiaries of the Borrower nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any of its subsidiaries is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

(b)

The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

5.6	Financial Information.

All financial and other information that has been or will be supplied to the Lender is sufficiently complete to give the Lender accurate knowledge of the Borrower's financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Lender, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower.

5.7	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay its obligations as contemplated by this Agreement or any other agreement contemplated hereby, except as have been disclosed to the Lender prior to the date of this Agreement.

5.8	Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed to the Lender prior to the date of this Agreement.

5.9	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of income tax for itself for any year and all taxes due have been paid, except as have been disclosed to the Lender prior to the date of this Agreement.

5.10	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, an Event of Default.

5.11	ERISA Plans.

(a)

Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c)	The following terms have the meanings indicated for purposes of this Agreement:

(i)	"Code" means the Internal Revenue Code of 1986, as amended.

(ii)	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(iii)	"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)

"Plan" means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

5.12	No Plan Assets.

The Borrower represents that, as of the date hereof the Borrower is not (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

5.13	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

5.14	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

5.15	Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged unless the failure to poses such could not be reasonably expected to have a material adverse effect.

5.16	Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

6.	covenants

The Borrower agrees, so long as credit is available under this Agreement and until the Lender is repaid in full:

6.1	Use of Proceeds.

(a)	To use the proceeds of the credit extended under this Agreement only for business purposes.

(b)

The proceeds of the credit extended under this Agreement may not be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose.

6.2	Financial Information.

To provide the following financial information and statements.

(a)	The financial information and statements in the form required by and at the times specified in the Simmons Credit Agreement.

(b)

Upon a reasonable period after the Lender's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower as the Lender may reasonably request and in a form reasonably acceptable to the Lender.

6.3	[Reserved]

6.4	[Reserved]

6.5	[Reserved]

6.6	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Lender or to any affiliate of the Lender), or become liable for the liabilities of others, without the Lender's written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed to the Lender.

(c)	Debt under the Simmons Loan Documents and other debt permitted thereunder.

(d)	Additional debts which do not exceed a total principal amount of Ten Million Dollars ($10,000,000.00) outstanding at any one time.

6.7	Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns without the Lender's written consent. This does not prohibit for property owned by the Borrower:

(a)	Liens and security interests arising under the Simmons Loan Documents, as well as those expressly permitted under the Simmons Loan Documents.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed to the Lender.

(d)

Liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits, advances, borrowed money or the deferred purchase price of property or services.

6.8	Maintenance of Assets.

(a)

Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except (i) in the ordinary course of the Borrower's business or (ii) as permitted under the Simmons Loan Documents.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	[Reserved]

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)	To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition in accordance with industry practice.

(f)	[Reserved]

(g)	[Reserved]

6.9	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Lender in writing prior to the date of this Agreement.

(b)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(c)	Investments permitted under the Simmons Loan Documents.

6.10	Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Lender in writing prior to the date of this Agreement.

(b)	Extensions of credit to the Borrower’s current subsidiaries or affiliates.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business.

(d)	Extensions of credit permitted by the Simmons Loan Documents.

6.11	[Reserved]

6.12	[Reserved]

6.13	Additional Negative Covenants.

Not to, without the Lender's written consent (such consent not to be unreasonably withheld or delayed):

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Except as permitted by Section 6.9, acquire or purchase a business or its asset.

(c)	Engage in any business activities substantially different from the Borrower's present business.

(d)	[Reserved]

(e)	Voluntarily suspend its business for more than five (5) days in any three hundred sixty-five (365) day period.

6.14	Notices to Lender.

To promptly notify the Lender in writing of:

(a)	Any Event of Default, or any event which, with notice or lapse of time or both, would constitute an Event of Default.

(b)	Any change in Borrower’s name, legal structure, principal residence, state of registration, place of business, or chief executive office if the Borrower has more than one place of business.

(c)	Any lawsuit in which the claim for damages exceeds One Million Dollars ($1,000,000.00) against the Borrower.

(d)

Any substantial dispute between any governmental authority and the Borrower which could reasonably be expected to have a material adverse effect on the Borrower’s ability to perform its obligations under this Agreement.

6.15	Insurance.

(a)

General Business Insurance. To maintain insurance satisfactory to the Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower’s business. The Borrower shall use commercially reasonable efforts to include in each such policy a provision that provides notice to the Lender of any cancellation of such policy.

(b)	Evidence of Insurance. Upon the reasonable request of the Lender, to deliver to the Lender a certificate of insurance listing all insurance in force.

6.16	Compliance with Laws.

To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in the Borrower's business condition (financial or otherwise).

6.17	Books and Records.

To maintain books and records consistent with industry practice.

6.18	Audits.

To allow the Lender and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at reasonable times upon five (5) Banking Days prior notice.

6.19	Cooperation.

To take any action reasonably requested by the Lender to carry out the intent of this Agreement.

6.20	[Reserved]

6.21	[Reserved]

7.	hazardous substances

7.1	Indemnity Regarding Hazardous Substances.

The Borrower will indemnify and hold harmless the Lender from any loss or liability the Lender incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees. The indemnity extends to the Lender, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. The foregoing indemnity shall not apply to any loss or liability arising out of the gross negligence or intentional misconduct of the Lender, its parent, subsidiaries or any of the directors, officers, employees, agents, successors, attorneys or assigns.

7.2	Compliance Regarding Hazardous Substances.

The Borrower represents and warrants that, as of the date hereof the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances except to the extent the failure to comply could not reasonably be expected to have a material adverse effect.

7.3	Notices Regarding Hazardous Substances.

Until full repayment of the Loan, the Borrower will promptly notify the Lender in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance which could reasonably be expected to result in a material adverse effect.

7.4	[Reserved]

7.5	Definition of Hazardous Substances.

"Hazardous substance" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

7.6	Continuing Obligation.

The Borrower's obligations to the Lender under this Article 7, except the obligation to give notices to the Lender, shall survive termination of this Agreement and repayment of the Borrower's obligations to the Lender under this Agreement.

8.	default and remedies

If any of the following events of default occurs (each an “Event of Default”), the Lender may do one or more of the following without prior notice except as required by law or expressly agreed in writing by Lender: declare the Borrower in Default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, the Lender has no obligation to make advances or extend additional credit under this Agreement. In addition, if any Event of Default occurs, the Lender shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the paragraph entitled “Bankruptcy/Receivers,” below with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1	Failure to Pay.

The Borrower fails to make a payment of principal under this Agreement when due, or the Borrower fails to make a payment of any other amounts due under this Agreement within three (3) Banking Days after receipt of notice from the Lender that such amount is past due.

8.2	Other Lender Agreements.

( Any default occurs under any other document executed and delivered in connection with this Agreement beyond any grace or cure period, (ii) any representation or warranty made by the Borrower is false when made or deemed to be made; or (iii) any Event of Default occurs under any other agreement the Borrower or any of the Borrower's related entities or affiliates has with the Lender or any affiliate of the Lender.

8.3	Cross-Default.

Any default occurs under any agreement in connection with any credit in excess of One Million Dollars ($1,000,000.00) of the Borrower or any of the Borrower's subsidiaries past any grace or cure period.

8.4	False Information.

The Borrower has knowingly given the Lender materially false or misleading information.

8.5	Bankruptcy/Receivers.

The Borrower or any general partner of the Borrower files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, or any general partner of the Borrower makes a general assignment for the benefit of creditors; or a receiver or similar official is appointed for a substantial portion of the Borrower’s business; or the business is terminated, or the Borrower is liquidated or dissolved.

8.6	Judgments.

Any judgments or arbitration awards are entered against the Borrower in an aggregate amount of One Million Dollars ($1,000,000.00) or more.

8.7	[Reserved]

8.8	Material Adverse Change.

A material adverse change occurs in the Borrower’s business condition (financial or otherwise), operations or properties, or ability to repay its obligations as contemplated hereunder or under any document executed in connection with this Agreement.

8.9	Government Action.

Any government authority takes action that materially adversely affects any the Borrower’s financial condition or ability to repay.

8.10	ERISA Plans.

A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected to have a material adverse effect.

8.11	Covenants.

Any Default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an Event of Default in this Article) and such Default in performance or compliance shall continue for a period of thirty (30) days after the Lender gives notice to the Borrower of such Default.

8.12	Forfeiture.

A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

9.	enforcing this agreement; miscellaneous

9.1	Accounting Principles and Financial Computations.

Except as otherwise stated in this Agreement, all financial information provided to the Lender and computation of all financial covenants will be made in accordance with accounting principles applied consistently with those applied in the preparation of the financial statements provided to the Lender prior to the date of this Agreement, and shall specifically exclude any upward revaluation of assets (other than marketable securities) after the date of those financial statements.

9.2	Governing Law.

Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of the State of Texas (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Lender under federal law.

9.3	Venue and Jurisdiction.

The Borrower and Lender agree that any action or suit against the other party arising out of or relating to this Agreement shall be filed in federal court or state court located in the Southern District of Texas. Each party consents to personal jurisdiction and venue in such forum and waives any right to contest jurisdiction and venue and the convenience of such forum. The provisions of this section are material inducements to each party’s acceptance of this Agreement.

9.4	Successors and Assigns.

This Agreement is binding on the Borrower's and the Lender's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Lender's prior consent. The Lender may sell participations in or assign the Loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees that are bound by a confidentiality agreement reasonably acceptable to the Borrower.

9.5	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

9.6	[Reserved]

9.7	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Lender retains all rights, even if it makes a loan after Default. If the Lender waives a Default, it may enforce a later Default. Any consent or waiver under this Agreement must be in writing.

9.8	Expenses.

(a)

The Borrower shall pay to the Lender immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees, expended or incurred by the Lender in connection with (i) the negotiation, management and preparation of this Agreement and any related agreements and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any books and records of the Borrower (iii) the Lender's costs or losses arising from any changes in law which are allocated to this Agreement, any credit outstanding under this Agreement or under the GKDML Loan Documents, and (iv) costs or expenses required to be paid by the Borrower that are paid, incurred or advanced by the Lender.

(b)

The Borrower will indemnify and hold the Lender harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Lender to the Borrower hereunder, and (iii) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, including, without limitation, any act resulting from (A) the Lender complying with instructions the Lender reasonably believes are made by any Authorized Individual and (B) the Lender’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, that the Lender reasonably believes is made by any Authorized Individual. This paragraph will survive this Agreement's termination, and will benefit the Lender and its officers, employees, and agents. The foregoing indemnity shall not apply to any loss, liability, damages, judgments, and costs arising out of the gross negligence or intentional misconduct of the Lender, its parent, subsidiaries or any of the directors, officers, employees, agents, successors, attorneys or assigns

(c)

The Borrower shall reimburse the Lender for any reasonable costs and attorneys' fees incurred by the Lender in connection with (a) the enforcement or preservation of the Lender's rights and remedies and/or the collection of any obligations of the Borrower which become due to the Lender and in connection with any "workout" or restructuring, and (b) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Lender or any other person) relating to the Borrower.

9.9	[Reserved]

9.10	Set-Off.

After the occurrence and the continuation of an Event of Default under this Agreement, (a) the Borrower hereby authorizes the Lender at any time without notice and whether or not the Lender shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Lender under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Lender to the Borrower.

9.11	One Agreement.

This Agreement and any related agreements required by this Agreement constitute the entire agreement between the Borrower and the Lender with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.12	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Lender and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or to such other addresses as the Lender and the Borrower may specify from time to time in writing (any such notice a “Written Notice”). Written Notices shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered. In lieu of a Written Notice, notices and/or communications from the parties may, to the extent permitted by law, be delivered electronically by transmitting the communication to the electronic address provided by the parties or to such other electronic address as the parties may specify from time to time in writing (any such notice, an “Electronic Notice”). Electronic Notices shall be effective when the communication is sent to a party’s electronic address.

9.13	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.14	Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Lender.

9.15	[Reserved]

9.16	[Reserved]

9.17	Amendments.

This Agreement may be amended or modified only in writing signed by each party hereto.

9.18	Interest Rate Limitation.

It is the intention of the parties hereto that the Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to the Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to the Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any agreement entered into in connection with this Agreement, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Lender that is contracted for, taken, reserved, charged or received by the Lender under this Agreement or otherwise in connection herewith shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by the Lender on the principal amount of the indebtedness (or, to the extent that the principal amount of the indebtedness shall have been or would thereby be paid in full, refunded by the Lender to the Borrower); and (ii) in the event that the maturity of the Loan is accelerated by reason of an election of the Lender resulting from any Event of Default or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lender on the principal amount of the indebtedness (or, to the extent that the principal amount of the indebtedness shall have been or would thereby be paid in full, refunded by the Lender to the Borrower). All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loan until payment in full so that the rate or amount of interest on account of Loan hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to the Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 9.18 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Lender would be less than the amount of interest payable to the Lender computed at the Highest Lawful Rate applicable to the Lender, then the amount of interest payable to the Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Lender until the total amount of interest payable to the Lender shall equal the total amount of interest which would have been payable to the Lender if the total amount of interest had been computed without giving effect to this Section 9.18. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to the Lender, the Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

9.19	Termination.

The obligations of the parties hereunder shall automatically terminate upon repayment in full of the outstanding principal amount of the Loan, together with all interest and other indebtedness due and payable in connection therewith. Upon such repayment, Lender shall execute and deliver to Borrower at Borrower’s sole cost and expense, such documentation as is reasonably necessary to confirm and effect such termination.

Signature Page

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Lender:

GKDML, LLC

By:        /s/ Glade M. Knight

Glade M. Knight, Manager

Borrower:

ENERGY 11, L.P.

By: Energy 11 GP, LLC, its general partner

By:        /s/ Michael J. Mallick

Michael J. Mallick, Co-Chief Operating Officer

ENERGY 11 OPERATING COMPANY, LLC

By:        /s/ Michael J. Mallick

Michael J. Mallick, Co-Chief Operating Officer

Address where notices to the Lender are to be sent:	Address where notices to the Borrower are to be sent:

GKDML, LLC 814 East Main Street Richmond, Virginia 23219	Energy 11, L.P. 5815 N. Western Ave. Oklahoma City, OK 73118

Email:
dmckenney@applereit.com jordan.utley@energyeleven.com wmontaigne@applereit.com	chip@keatinginv.com

schedule a     FEES

 SCHEDULE A

FEES

(a)     Late Fee.

To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Lender’s rights with respect to the Default.